FOR FURTHER INFORMATION CONTACT:
Christopher L. Conway
Chairman of the Board, President and Chief Executive Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
THURSDAY MARCH 28, 2013

CLARCOR ELECTS WESLEY M. CLARK
TO ITS BOARD OF DIRECTORS

Franklin, TN, March 28, 2013 -- CLARCOR Inc. (NYSE: CLC) announced that Wesley M. Clark has been appointed to its Board of Directors, replacing J. Marc Adam who retired from the Board after 22 years of service. The appointment was made on March 26, 2013, the date of Mr. Adam's retirement.

Mr. Clark, 61, is the retired Chief Executive Officer and a current advisory board member of Morton Salt, Inc., North America's leading supplier of consumer, industrial and commercial salt products. Prior to joining Morton Salt, Mr. Clark was the President, Chief Operating Officer and a board member of W.W. Grainger, Inc., North America's leading distributor of maintenance, repair and operating supplies. Mr. Clark began his career with Cummins Engine Company, serving as Vice President of Cummins' Advanced Drivetrain Corporation, before assuming the role of Division General Manager of Granite Rock Company, a regional market share leader in aggregates, concrete and building materials.

In addition to his directorship with Morton Salt, Mr. Clark serves as an Operating Partner with Advent International Global Private Equity and as the Non-Executive Chairman of the Board of Morrison Supply Company, LLC, a large distributor of plumbing and HVAC supplies, as well as Morrison's parent company, Patriot Supply Holdings, Inc. Mr. Clark is also a director of ABC Supply Co., Inc., a multi-billion dollar distributor of roofing and related materials. Mr. Clark is a member of the Management Board of the Stanford University Graduate School of Business, from which institution Mr. Clark received his MBA in 1977.

Christopher L. Conway, CLARCOR's Chairman, President and Chief Executive Officer commented, “Although we are sad to see Marc Adam retire and thank him for two decades of service to our shareholders, we are excited to have Wes join our Board. Wes' deep knowledge of commercial and industrial distribution businesses will be extremely beneficial to CLARCOR as we seek more paths to market for all of our operating businesses. In addition, Wes has run a diverse group of businesses throughout his career, and this diversity of experience matches up well with our own business model of being the most diverse filtration company in the world. Wes will be a valuable addition to our team, and we consider ourselves fortunate that he agreed to join us.”

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.